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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Anacomp, Inc.
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ANACOMP REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS

Anacomp Reports record docHarbor Web Presentment Revenues of $5.8 Million; Continuation of Multi-Vendor Services Growth; and Pretax Operating Income from Continuing Operations of $0.5 Million

SAN DIEGO, CA — February 19, 2004 - Anacomp, Inc. (OTC BB: ANCPA), a global provider of information outsourcing, maintenance support and imaging and print solutions, today announced a net loss of $0.1 million for the three months ended December 31, 2003. Revenues were $47.4 million for the three months ended December 31, 2003 vs. $48.5 million for the three months ended September 30, 2003 and $53.0 million for the three months ended December 31, 2002.

"The quarter was very important for our MVS and docHarbor Web Presentment businesses," said Jeff Cramer, president and chief executive officer. "Our first quarter docHarbor Web Presentment revenues of $5.8 million surpassed the $5.0 million we achieved in the fourth quarter of 2003 by 16%. We are very excited by this record quarter for us with this exciting web based service offering."

"We also succeeded in generating $14.8 million of MVS and docHarbor Web Presentment revenue in the first quarter," said Cramer "and this also sets another record for these growth businesses combined. The hard working professionals at Anacomp producing these results are a large part of why we remain an industry leader in the information outsourcing, maintenance support, and imaging solutions arena. We also continue to improve our balance sheet and manage our cash very effectively," said executive vice president and chief financial officer Linster (Lin) Fox. "During the quarter, we reduced our borrowings by another 19% or $1.1 million over the prior quarter. We ended the first quarter with our cash position at $17.2 million while our bank debt is now at an all time low of $4.8 million," said Fox.

"The Company continues to execute our plan for growth and stability. I congratulate the management for their continued progress against challenging objectives. The value they create for our shareholders from pursuing internally generated growth while continuing to exercise sound fiscal management and generate cash has been consistent and very tangible." said Phil Smoot, chairman of the board.

The Company also announced in it's recently filed 10-Q that it is developing plans to determine the location and number of legacy data centers and associated personnel required to support existing and future business. It will leverage current data transmission capabilities to optimize the cost of delivering these services from Mega-centers where future prospects are strongest. Anacomp's preliminary estimates are that this will result in restructuring charges totaling approximately $8 million. The plan also calls for the restructuring actions to be taken and completed before the end of this fiscal year. The annualized improvement to pretax operating income of approximately $8 million is estimated to result from these actions once the restructuring plan is fully in place.

The Company also announced that it will host a conference call for the investment community on February 24, 2004 to discuss the results of its first quarter ended December 31, 2003. The conference call, which will begin at 11:00 A.M. PST, may be accessed at 888-324-0789, Leader: Jeff Cramer, Passcode: Q1 Investor Call. The conference call replay number will be 800-925-0570, Passcode: 2404. It will replay from Wednesday, February 25, 2004 until Wednesday, March 3, 2004 5:00 p.m. PST.

Product Line Results.

Anacomp operates as one business segment but has several distinct service offerings or product lines. Because of this, we track revenues by product line. This permits management and investors to track the progress of revenues from Multi-Vendor Services, or MVS, and docHarbor Web Presentment Services, two of our principal growth product lines, compared with our traditional CD/Digital and COM revenues. In the first quarter of fiscal year 2004, revenues for MVS were $9.0 million, reflecting a 10% growth rate over the prior year quarter. This increase reflects new Original Equipment Manufacturer (OEM) agreements and continued growth in the Company's MVS offerings (services and hardware sales for products manufactured by other companies). In the first quarter of fiscal year 2004, MVS represented 66% of total maintenance service revenues, which encompass both MVS and COM Professional Services.

docHarbor Web Presentment service revenues increased 21% over the prior year first quarter, to $5.8 million, in the first quarter of fiscal year 2004. This increase reflects growth from new customers, as well as additional revenue from established customers who have increased their use of the Company's web based docHarbor Web Presentment service.

CD/Digital revenues declined $1.2 million, or 16% from prior year first quarter revenues. The decrease reflects the negative impact of increased availability and affordability of alternative web based solutions or in-house, online viewing systems.

COM revenues—comprised of COM/Other Output Services, COM/Professional Services, and Equipment and Supplies—declined $6.2 million or 19% from the first quarter of the prior fiscal year. COM-related product lines have been impacted negatively by the decrease in demand for COM as customers continue to opt for digital solutions such as Web and CD services or in-house solutions.

About Anacomp.

Anacomp, Inc. provides comprehensive information outsourcing, maintenance support, and imaging and print solutions to more than 7,000 businesses and organizations. Founded in 1968 and headquartered in San Diego, Anacomp offers a full range of solutions for the secure capture, production, presentation, retrieval and archive of critical business documents, as well as professional services for mass storage, computing and networking equipment. For more information, visit Anacomp's web site at www.anacomp.com.

Media and Analyst Contact:    Linster W. Fox, Anacomp Executive Vice President and Chief Financial Officer, (858) 716-3609 or lfox@anacomp.com

FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements relating the Company's expectations regarding the timing, costs and potential benefits of a contemplated restructuring. These forward-looking statements are subject to known and unknown risks, uncertainties, and other factors that may cause actual results to be different materially from those contemplated by the forward-looking statements. Such risks, uncertainties and other important factors include: the restructuring negotiations with vendors and customer reactions to the restructuring, the declining trend in the micrographics and CD market and other industry trends in the Web or Multi-Vendor Service businesses; competition; currency fluctuations; changes in business strategy or development plans; and general economic and business conditions. These and other factors are discussed in greater detail in Anacomp's Annual Report on Form 10-K and other filings with the SEC.

INFORMATION REGARDING PARTICIPANTS AND ADDITIONAL INFORMATION

Anacomp has filed with the SEC its definitive proxy materials for the 2004 Annual Meeting of Stockholders. These materials contain important information concerning the matters to be acted upon at the 2004 Annual Meeting, the position of the Board of Directors with respect to those matters and the participants in the solicitation of proxies for that meeting.

Investors are urged to read Anacomp's proxy statement and additional solicitation materials and other relevant documents filed with the SEC by Anacomp. Investors may obtain these documents free of charge at the SEC's website (www.sec.gov). In addition, documents filed with the SEC by Anacomp are available free of charge by contacting Anacomp, Inc., 15378 Avenue of Science, San Diego, California 92128 (858) 716-3614.

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Anacomp's news releases are distributed through PRNewswire and can be accessed via the Internet (www.anacomp.com or www.prnewswire.com).

Anacomp and docHarbor are registered trademarks of Anacomp, Inc.

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ANACOMP REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS